News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
February 5, 2014	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2013 results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the fourth quarter and the year ended December 31, 2013. Net income of $31.5 and $8.9 million for the twelve and three months, respectively, compares to $32.8 and $8.6 million for the same periods of 2012. Return on assets for the twelve and three months ended December 31, 2013 was 1.06% and 1.16%, respectively, compared to 1.13% and 1.14% for the twelve and three months ended December 31, 2012.

Net interest income for the fourth quarter of 2013 was $27.6 million, an increase of 3.27% over the $26.7 million reported for the same period of 2012. Net interest income for the year ended December 31, 2013 was $107.3 million compared to the $108.9 million reported 2012. The net interest margin at December 31, 2013 was 4.13%, compared to 4.30% reported at December 31, 2012.

The provision for loan losses for the three months ended December 31, 2013 was $1.4 million compared to the $1.5 million provision for the fourth quarter of 2012. For the year ended December 31, 2013 and 2012, the provision expense was $7.9 and $8.8 million, respectively.

Non-interest income for the three months ended December 31, 2013 was $11.3 million, a 6.5% increase over the $10.6 million reported for the fourth quarter of 2012. For the year ended December 31, 2013, non-interest income increased 2.3% to $40.5 million from the $39.5 million reported for the same period of 2012.

Non-interest expense for the three months ended December 31, 2013 was $24.2 million compared to $23.6 million in 2012. For the year ended December 31, 2013, non-interest expense increased 1.6% to $94.6 million compared to $93.1 for the year ended December 31, 2012.

Total loans at December 31, 2013 of $1.79 billion compare to the $1.85 billion reported during the same period a year ago. Deposits increased by $182.7 million to $2.46 billion. Book value per share was $28.94 at year end 2013, a 3.35% increase from the $28.01 at December 31, 2012. Shareholders’ equity increased 3.8% to $386.2 million from $372.1 million on December 31, 2012.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31,
(Dollar amounts in thousands, except per share data)	2013	2012
ASSETS
Cash and due from banks	$71,033	$87,230
Federal funds sold	4,276	20,800
Securities available-for-sale	914,560	691,000
Loans, net of allowance of $20,068 in 2013 and $21,958 in 2012	1,771,360	1,829,978
Restricted Stock	21,057	21,292
Accrued interest receivable	11,554	12,024
Premises and equipment, net	51,449	47,308
Bank-owned life insurance	79,035	77,295
Goodwill	39,489	37,612
Other intangible assets	4,935	3,893
Other real estate owned	5,291	7,722
FDIC Indemnification Asset	1,055	2,632
Other assets	43,624	56,622
TOTAL ASSETS	$3,018,718	$2,895,408
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$506,815	$465,954
Interest-bearing:
Certificates of deposit of $100 or more	179,177	213,610
Other interest-bearing deposits	1,772,799	1,596,570
	2,458,791	2,276,134
Short-term borrowings	59,592	40,551
Other borrowings	58,288	119,705
Other liabilities	55,852	86,896
TOTAL LIABILITIES	2,632,523	2,523,286
Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,516,113 in 2013 and 14,490,609 in 2012
Outstanding shares-13,343,029 in 2013 and 13,287,348 in 2012	1,811	1,808
Additional paid-in capital	71,074	69,989
Retained earnings	357,083	338,342
Accumulated other comprehensive income (loss)	(13,969)	(7,472)
Less: Treasury shares at cost-1,173,084 in 2013 and 1,203,261 in 2012	(29,804)	(30,545)
TOTAL SHAREHOLDERS’ EQUITY	386,195	372,122
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,018,718	$2,895,408

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Years Ended December 31,
(Dollar amounts in thousands, except per share data)	2013	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans, including related fees	$91,242	$99,196	$91,392
Securities:
Taxable	16,157	13,542	16,161
Tax-exempt	7,046	7,246	6,779
Other	1,776	2,321	2,009
TOTAL INTEREST AND DIVIDEND INCOME	116,221	122,305	116,341
INTEREST EXPENSE:
Deposits	5,886	8,520	12,127
Short-term borrowings	78	140	187
Other borrowings	2,997	4,733	4,833
TOTAL INTEREST EXPENSE	8,961	13,393	17,147
NET INTEREST INCOME	107,260	108,912	99,194
Net Provision for loan losses	7,860	8,773	5,755
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	99,400	100,139	93,439
NON-INTEREST INCOME:
Trust and financial services	6,035	5,804	4,544
Service charges and fees on deposit accounts	10,162	9,742	8,995
Other service charges and fees	11,081	9,710	8,289
Securities gain, net	423	886	6
Other-than-temporary loss
Total impairment loss	—	(11)	(110)
Loss recognized in other comprehensive income
Net impairment loss recognized in earnings	—	(11)	(110)
Insurance commissions	7,750	7,422	7,347
Gain on sale of mortgage loans	3,052	4,590	1,957
Other	1,952	1,404	2,312
TOTAL NON-INTEREST INCOME	40,455	39,547	33,340
NON-INTEREST EXPENSES:
Salaries and employee benefits	55,097	56,211	45,362
Occupancy expense	6,102	5,746	4,777
Equipment expense	6,348	5,489	4,352
Federal Deposit Insurance	2,052	1,949	1,804
Other	24,955	23,661	18,892
TOTAL NON-INTEREST EXPENSE	94,554	93,056	75,187
INCOME BEFORE INCOME TAXES	45,301	46,630	51,592
Provision for income taxes	13,767	13,818	14,397
NET INCOME	$31,534	$32,812	$37,195
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	$(17,066)	$691	$8,857
Change in funded status of post retirement benefits, net of taxes	$10,569	$2,331	$(9,982)
COMPREHENSIVE INCOME	$25,037	$35,834	$36,070
EARNINGS PER SHARE:
BASIC AND DILUTED	$2.37	$2.48	$2.83
Weighted average number of shares outstanding (in thousands)	13,310	13,240	13,163

Key Ratios	For the Year Ended
	December 31,	December 31,
	2013	2012
Return on average assets	1.06%	1.13%
Return on average common shareholder's equity	8.35%	9.02%
Average common shareholder's equity to average assets	12.69%	12.55%
End of period tangible common equity to tangible assets	11.49%	11.58%
Book value per share	$28.94	$28.01
Tangible book value per share	$25.61	$24.88
Risk-based capital - Tier 1	16.22%	15.38%
Risk-based capital - Total	17.13%	16.37%
Net interest margin	4.13%	4.30%
Efficiency Ratio	62.02%	60.24%
Net charge-offs to average loans and leases	0.47%	0.45%
Loan and lease loss reserve to loans and leases	1.12%	1.19%
Nonperforming assets to loans and leases	1.19%	2.59%

Asset Quality	For the Year Ended
	December 31,	December 31,
	2013	2012
Accruing loans and leases past due 90 days or more	$2,073	$3,362
Nonaccrual loans and leases	19,779	36,794
Other real estate owned	5,291	7,722
Total nonperforming assets	$27,143	$47,878